Exhibit (a)(1)(ii)

BioForm Medical, Inc. Stock Option Exchange Program

Election Form

Employee Name:

Employee ID:

If you wish to exchange Eligible Option grants, you must act by 7:00 p.m. PST on Thursday, January 22, 2009. You may change your elections as often as you wish until 7:00 p.m. PST on Thursday, January 22, 2009, at which time your option election, if any, in effect at that time will become irrevocable, unless the offer is extended by BioForm Medical, Inc. in its sole discretion.

•	Indicate your election for each option grant in the appropriate box (“Exchange” or “Decline”).

•	Sign and date the Election Form and return to David Hartley at BioForm Medical, Inc. by one of the following methods:

•	by regular mail to BioForm Medical, Inc., Attn: David Hartley, 1875 South Grant Street, Suite 200, San Mateo, CA 94402;

•	by facsimile to David Hartley at (650) 286-4075;

•	by e-mail, send a signed PDF of the Election Form to David Hartley at dhartley@bioform.com; or

•	by inter-office mail to David Hartley in the San Mateo Office.

Questions about the Exchange Program can be directed to David Hartley:

•	By phone at (650) 286-4035.

•	By e-mail to dhartley@bioform.com

Eligible Options
Option Grant Date	Shares Subject to Option Grant	Exercise Price (per Share)	Shares Subject to Replacement Option	Exchange*	Decline*

				☐	☐

				☐	☐

				☐	☐

				☐	☐

Note:	The exercise price of the Replacement Options will be equal to the closing price of the Company’s common stock on the NASDAQ on the date the Replacement Options are granted (currently expected to be January 22, 2009)

Signature:

Date:

*	For each grant, if neither Exchange/Decline box is chosen or you do not return this form, you will be considered to DECLINE the election